Exhibit 10(s)

The following table provides information relating to total compensation amounts paid to directors in 2010:

Director Compensation Table

Name	Year	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3) (4)	Non-Equity Incentive Plan Comp.	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp.	Total

Rebecca M. Bergman (5)	2010	$71,000	$60,708	$150,491	$—	$—	$—	$282,199

David R. Harvey (6)	2010	64,655	$60,708	150,491	—	—	—	275,854

W. Lee McCollum (7)	2010	94,854	$60,708	150,491	—	—	—	306,053

Avi M. Nash (8)	2010	76,910	$60,708	150,491	—	—	—	288,109

Steven M. Paul (9)	2010	70,894	$60,708	150,491	—	—	—	282,093

J. Pedro Reinhard (10)	2010	78,727	$60,708	150,491	—	—	—	289,926

Timothy R.G. Sear (11)	2010	34,884	$60,708	—	—	—	—	95,592

D. Dean Spatz (12)	2010	80,735	$60,708	150,491	—	—	—	291,934

Barrett A. Toan (13)	2010	85,500	$60,708	150,491	—	—	—	296,699

George M. Church (14)	2010	66,115	$60,708	150,491	—	—	—	277,314

(1)	Amounts listed represent payments for meeting attendance and annual retainer, which are described below under “Cash Compensation,” and the reimbursement of travel expenses.
(2)	Amounts listed represent the compensation cost for shares of our common stock that were awarded to non-employee directors on January 7, 2010. Each non-employee director as of January 7, 2010 received 1,200 shares of stock with a total fair value of $60,708 on the award date.
(3)

Represents the compensation cost of option awards, before reflecting assumed forfeitures, over the requisite service period, as described in Financial Accounting Standards Board Topic 718 Compensation - Stock Compensation. Options granted to directors vest over a three-month period. Amounts reflected within the table are different than the amounts recognized in the consolidated financial statements due to the assumed forfeiture rate reflected in the consolidated financial statements.

(4)	On May 5, 2010, Ms. Bergman, Drs. Harvey, Paul and Church and Messrs. McCollum, Nash, Reinhard, Spatz and Toan each received 10,000 options that had a total grant date fair value of $150,491. Mr. Sear retired from the Board of Directors as of May 4, 2010.
(5)	As of December 31, 2010, Ms. Bergman had 40,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to her on January 7, 2010.
(6)	As of December 31, 2010, Dr. Harvey had 180,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 7, 2010.
(7)	As of December 31, 2010, Mr. McCollum had 76,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 7, 2010.
(8)	As of December 31, 2010, Mr. Nash had 60,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 7, 2010.
(9)	As of December 31, 2010, Dr. Paul had 50,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 7, 2010.
(10)	As of December 31, 2010, Mr. Reinhard had 96,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 7, 2010.
(11)	As of December 31, 2010, Mr. Sear had 30,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 7, 2010.
(12)	As of December 31, 2010, Mr. Spatz had 84,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 7, 2010.
(13)	As of December 31, 2010, Mr. Toan had 96,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 7, 2010.
(14)	As of December 31, 2010, Dr. Church had 30,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 7, 2010.

Exhibit 10(s) (continued)

Cash Compensation

Directors who are employed by the Company receive no compensation or fees for serving as a director or for attending board or committee meetings. Directors who are not employed by the Company receive cash and stock compensation, as described below.

Each non-employee director received retainer fees of $50,000 in 2010 for being a member of the Board and its Committees. In addition, each non-employee director also received a fee for his or her participation in Board and Committee meetings. Mr. Sear did not stand for re-election to the Board of Directors at the 2010 Annual Meeting of the Shareholders and retired from service to the Company on May 4, 2010. The following table provides information related to the meeting fees paid to non-employee directors:

	Board of Directors (1)	Audit Committee (2)	Compensation Committee (3)	Corporate Governance Committee (3)	Science and Technology Committee (3)
Participation in person (4)	$3,000	$1,000	$1,000	$1,000	$1,000

Participation via conference call	$1,500	$500	$500	$500	$500

(1)	During 2010, Mr. Barrett Toan, as the Presiding Director and with effect from November 13, 2010 as Chairman of the Board of Directors, received $4,000 for every scheduled meeting in which he participated.
(2)	During 2010, the Audit Committee Chairman received $4,000 for every meeting attended in person and $2,000 for every conference call in which he participated.
(3)	During 2010, the Compensation Committee, Corporate Governance Committee and Science and Technology Committee Chairmen each received $2,000 for every meeting attended in person and $1,000 for every conference call in which they participated.
(4)	Non-employee directors participating in person at meetings also received reimbursement of travel expenses.

Stock Compensation

Pursuant to the Company’s 2003 Long-Term Incentive Plan, the Company currently provides non-employee directors with stock compensation as follows:

•	Newly elected directors will be granted options to acquire 20,000 shares of common stock upon the date of his or her initial election to the Board;

•

Eligible directors serving on the Board on the day after any annual shareholder meeting, who have served on the Board for at least six months prior to the annual meeting, will be granted options to acquire 10,000 shares of common stock on such date; and

•	Each non-employee director is awarded 1,200 shares of common stock the first week of January of each fiscal year.

All of the existing non-employee directors received options to purchase 10,000 shares of common stock in 2010. If elected at the 2011 annual meeting, all nine continuing non-employee directors will receive options to purchase 10,000 shares of common stock the day after the meeting. The option exercise price per share is equal to the fair market value, or the closing stock price, of the common stock on the date the option is granted. No option will vest or may be exercised to any extent until the holder has continually served as a director for at least three months from the date of grant, provided that such options will vest and become exercisable upon termination of service by reason of death, disability or retirement, subject to the terms and conditions of the plan. The options expire ten years from the date of grant.

Each non-employee Director received 1,200 shares of common stock on January 7, 2010.